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                       July 8, 2020

       Neil Kumar
       Principal Executive Officer and Principal Financial Officer Eidos Therapeutics, Inc.
       101 Montgomery Street
       Suite 2000
       San Francisco, CA
       94104

                                                        Re: Eidos Therapeutics,
Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-38533

       Dear Mr. Kumar:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Life Sciences